Exhibit 99.1

For Immediate Release

Contacts:	(News Media) Tony Zehnder, 312.396.7086
(Investors) Scott Galovic, 317.817.3228

CNO Financial Group, Inc. Announces Pricing of
$275 Million of 9.0% Senior Secured Notes Due January 2018

Carmel, Ind., December 14, 2010 – CNO Financial Group, Inc. (NYSE:CNO) announced today the pricing of $275 million aggregate principal amount of 9.0% senior secured notes due January 2018. The notes were priced at par.  The Company intends to use the net proceeds, together with the net amount to be received under a new $375 million senior secured credit facility, plus available cash, to retire the Company’s existing senior credit facility.

The notes are to be offered and sold to “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States in reliance on Regulation S under the Securities Act, with closing expected to occur on December 21, 2010.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

CNO is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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